EXHIBIT 3.2
                                                                   -----------


                  CERTIFICATE OF DESIGNATION OF PREFERENCES OF
                     SERIES C CONVERTIBLE PREFERRED STOCK
                          OF URECOATS INDUSTRIES INC.
                            A DELAWARE CORPORATION
                        PURSUANT TO SECTION 151 OF THE
                          GENERAL CORPORATION LAW OF
                            THE STATE OF DELAWARE

     Urecoats Industries Inc. (the "Company") does hereby certify:

     Pursuant to the authority vested in the Board of Directors of the Company given by Article Fourth of the Company's Restated Certificate of Incorporation, as amended, the Board of Directors of the Company has duly adopted the following resolutions:

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock of the corporation consisting of 750,000 shares designated as "Series C Convertible Preferred Stock, par value $1.00 per share" and does hereby fix the preferences, qualifications, limitations, restrictions and special or relative rights relating to said Series C Convertible Preferred Stock as follows:

     (1)     DESIGNATION; VOTING RIGHTS.

             (a) The series of preferred stock established hereby shall be designated the "Series C Convertible Preferred Stock, par value $1.00" which series shall herein be referred to as the "SERIES C PREFERRED STOCK" and the authorized number of Series C Preferred Stock shall be 750,000. The stated value per each Series C Preferred Share shall be $20.00, which includes a par value of $1.00 per share (the "STATED VALUE").

             (b) The holders of the outstanding Series C Preferred Stock (collectively, the "HOLDERS" and each a "HOLDER") shall have no voting rights with respect to the Series C Preferred Stock, except as required by law, including but not limited to The General Corporation Law of Delaware, and as expressly provided in this Certificate of Designation.

     (2) HOLDER'S CONVERSION OF SERIES C PREFERRED STOCK. A Holder shall have the right, at such Holder's option, to convert the Series C Preferred Stock into shares of the Company's common stock, $.01 par value per share (the "COMMON STOCK") (as converted, the "CONVERSION SHARES"), on the following terms and conditions:

             (a) CONVERSION RIGHT. Subject to the restrictions identified herein, any Holder shall be entitled to convert any or all of the Series C Preferred Stock into fully paid and nonassessable restricted shares of Common Stock at the Conversion Ratio (as defined below) at any time on or from time to time after 180 days (the "CONVERSION WAITING PERIOD") from the initial date of issuance of the first Series C Preferred Stock (the "INITIAL ISSUANCE DATE") provided the Company has the statutory power and authority to issue such restricted shares at the time of conversion. The Company covenants to take all necessary steps after the Initial Issuance Date and prior to the Mandatory Conversion Date (as defined below), to cause the Company to have the necessary statutory power and authority to issue the restricted shares of Common Stock upon conversion of the Series C Preferred Stock.

             For purposes of this Certificate of Designation, the following terms shall have the following meanings:

                     (i) "CONVERSION DATE" means the date of delivery of, Series C Convertible Preferred Stock pursuant to Conversion Notice provided under Section (2)(b)(i) hereof.

                     (ii) "CONVERSION RATIO" means the number of shares of restricted Common Stock issuable upon conversion of each share of Series C Preferred Stock which number of shares of Common Stock shall vary depending upon the number of Series C Preferred Stock purchased. The price per share of Common Stock into which each share of Series C Preferred Stock is convertible is determined at the time of purchase of the Series C Preferred Stock pursuant to a discount formula related to the amount of investment by each investor. The discount formula is based upon two variables in order to determine price per share of Common Stock: (1) the total amount of the subscription on date of purchase which shall determine the applicable discount; and (2) the average of the closing bid prices per share for the common stock during the thirty (30) trading days immediately preceding (and including) the date of subscription for the Series C Preferred Stock, to determine the price per share of Common Stock and the applicable discount, on the following basis:

                                                  Discount Percentage From
      Subscription Amount                        Average Bid Price Per Share
      --------------------                       ---------------------------
      $100,000 to $249,999                                    15%
      $250,000 to $499,999                                    20%
      $500,000 and greater                                    25%

     Once determined, the price per share (of Common Stock into which the Series C Preferred Stock is convertible) is divided into the amount paid per share for the Series C Preferred Stock in order to determine the number of shares of Common Stock issuable upon conversion of each share of Series C Preferred Stock.

                     (iii) "SUBSCRIPTION AGREEMENT" means a Subscription Agreement dated by and among the Company and the Buyer's signatory thereto.

                     (iv) "SEC" means the United States Securities and Exchange Commission.

                     (v) "UNDERLYING COMMON STOCK" means the shares of Common Stock issuable upon conversion of all the outstanding Series C Preferred Stock without regard to any restrictions on conversion or exercise.

             (b) MECHANICS OF CONVERSION. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4 below:

                     (i) HOLDER'S DELIVERY REQUIREMENTS. To convert Series C Preferred Stock into full shares of Common Stock on any Conversion Date, the Holder thereof shall (A) deliver by courier or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion set forth in the form attached hereto as Exhibit 1 (the "CONVERSION NOTICE"), to the Company's Corporate Secretary, and (B) if required by Section 2(b)(vi), deliver to a common carrier for delivery to the Company as soon as practicable following such date the original certificate(s) representing the Series C Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES").

                     (ii) COMPANY'S RESPONSE. Upon receipt by the Company of the Conversion Notice by courier or facsimile, the Company shall, (A) on the next business day following the date of receipt of the Preferred Stock Certificates being converted (or the second business day following the date of receipt if received after 11:00 a.m. local time of the Company) send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder, and (B) instruct its transfer agent to issue a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, with a restrictive legend, to the address as specified in the Conversion Notice.

                     (iii) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of business on the Conversion Date.

                     (iv) BOOK-ENTRY. Notwithstanding anything to the contrary set forth herein, upon conversion of the Series C Preferred Stock in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series C Preferred Stock to the Company unless the full number of Series C Preferred Stock represented by the certificate are being converted. The Holder and the Company shall maintain records showing the number of Series C Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Series C Preferred Stock upon each such conversion. The Company shall confirm to a Holder, within three (3) business days of a request therefor, the unconverted number of Series C Preferred Stock represented by a certificate held by such Holder. In the event of any dispute or discrepancy, such records of the Company establishing the number of Series C Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series C Preferred Stock represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Series C Preferred Stock unless the Holder first physically surrenders the certificate representing the Series C Preferred Stock to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Series C Preferred Stock represented by such certificate. The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series C Preferred Stock, the number of Series C Preferred Stock represented by such certificate may be less than the number of Series C Preferred Stock stated on the face thereof. Each certificate for Series C Preferred Stock shall bear the following legend:

"ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATION RELATING TO THE SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(b)(iv) THEREOF. THE NUMBER OF SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SERIES C PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(b)(iv) OF THE CERTIFICATE OF DESIGNATION RELATING TO THE SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE."

             (c) MANDATORY CONVERSION. If any Series C Preferred Stock remain outstanding on the Mandatory Conversion Date (as defined below), then all such Series C Preferred Stock shall be converted as of such date in accordance with this Section 2(b) as if the Holders had given the Conversion Notice on the Mandatory Conversion Date, and the Conversion Date had been fixed as of the Mandatory Conversion Date, for all purposes of this Section 2. All Holders shall thereupon and within five (5) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company. No person shall after the Mandatory Conversion Date have any rights in respect of Series C Preferred Stock, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 2. "MANDATORY CONVERSION DATE" means January 1, 2004.

             (d) FRACTIONAL SHARES. The Company shall not issue any fraction of a share of Common Stock upon any conversion of the Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series C Preferred Stock by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

             (e) TAXES. The Company shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series C Preferred Stock.

     (3)     INABILITY TO FULLY CONVERT.

             (a) HOLDER'S OPTION IF COMPANY UNABLE TO FULLY EFFECT CONVERSION. If, upon the Company's receipt of Conversion Notice, the Company is unable to issue shares of Common Stock because the Company (i) does not have a sufficient number of shares of Common Stock authorized and available or (ii) is otherwise prohibited by applicable law, or by the rules or regulations of any stock exchange, inter-dealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all or any portion of the Common Stock which is to be issued to a Holder pursuant to a Conversion Notice, then the Company shall issue as many restricted shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice and, with respect to the unconverted Series C Preferred Stock, the Holder, at its sole option, can withdraw so much of the nonconverted shares contained in its Conversion Notice and retain or have retained, as the case may be, such nonconverted portion of the Series C Preferred Stock heretofore subject to the Conversion Notice.

             (b) MECHANICS UPON INABILITY TO FULFILL HOLDER'S ELECTION IN ITS ENTIRETY. Upon receipt by the Company of a facsimile copy of a Conversion Notice from a Holder at a time in which it is incapable of fulfilling conversion (for the reasons described in Section 3(a) above), the Company shall forthwith send via facsimile to such Holder a notice of its inability to fully convert (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such Holder's Conversion Notice and (ii) the number of Series C Preferred Stock which cannot be converted.

             (c) PRO-RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice from more than one Holder on the same day and the Company can convert and redeem some, but not all, of the Series C Preferred Stock pursuant to this Section 3, the Company shall convert and redeem from each Holder electing to have Series C Preferred Stock converted and redeemed at such time an amount equal to such Holder's pro-rata amount (based on the number of Series C Preferred Stock held by such Holder relative to the number of Series C Preferred Stock outstanding) of all Series C Preferred Stock being converted and redeemed at such time.

     (4)     COMPANY REDEMPTION OPTION.

             (a) OPTION TO REDEEM UPON TRIGGERING EVENT. In addition to all other rights of the Company contained herein, after a Triggering Event has occurred (as defined below), the Company shall have the right in accordance with this Section 4(a), at its sole option, to (i) redeem all, or any part (pro-rata) of the Series C Preferred Stock at the Conversion Ratio for each Series C Preferred Share and (ii) pay to each Holder, to the extent cumulated, if at all, accrued but unpaid dividends thereon (the "TRIGGERING EVENT REDEMPTION").

             (b) TRIGGERING EVENT. A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                     (i) the consolidation or merger of the Company with or into another Party (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or pursuant to a merger after which the holders of the Company's outstanding capital stock immediately prior to the merger own a number of shares of the resulting company's outstanding capital stock sufficient to elect a majority of the resulting company's board of directors);

                     (ii) the sale, transfer, lease, disposal or abandonment (whether in one transaction or in a series of transactions) of all or substantially all of the Company's assets (other than a sale or transfer to an entity controlling, controlled by or under common control with the Company);

                     (iii) a purchase, tender or exchange offer for more than 50% of the outstanding shares of common stock or other voting securities of the Company is made and accepted by the holders thereof; or

                     (iv) Company receives the statutory authority to issue, subject to Section 2(a) hereof, Common Stock to redeem all of the Series C Preferred Stock in accordance with the Conversion Ratio.

             (c) MECHANICS OF REDEMPTION UPON TRIGGERING EVENT. If the Company so elects within five (5) business day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof (specifying the Triggering Event) via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each Holder, notifying each Holder of its intention to redeem ("NOTICE OF REDEMPTION AT OPTION OF COMPANY UPON TRIGGERING EVENT"). Such Notice of Redemption at Option of Company Upon Triggering Event shall indicate the number of Series C Preferred Stock that the Company is redeeming.

     (5) REISSUANCE OF CERTIFICATES. In the event of a conversion or redemption pursuant to this Certificate of Designation of less than all of the Series C Preferred Stock, represented by a particular Preferred Stock Certificate if requested by the Holder, the Company shall promptly cause to be issued and delivered to the Holder of such Series C Preferred Stock a new Series C Preferred Stock Certificate representing the remaining Series C Preferred Stock which have not been so converted or redeemed.

     (6) NONRESERVATION OF COMMON STOCK. As of the date hereof, the Company is not statutorily authorized and does not have available nor has it reserved the necessary shares of Common Stock, solely for the purpose of effecting the full conversion of the Series C Preferred Stock. If, after 180 days subsequent to the Initial Issuance Date, the Company lacks the Statutory or legal capacity to issue Common Stock pursuant to a Holder's Conversion Notice, the Conversion Waiting Period shall be automatically extended for additional and successive three month periods until such time that the Company is statutorily and legally empowered to issue Common Stock on conversion.

     (7) DIVIDENDS. The registered Holders of the outstanding Series C Preferred Stock shall be entitled to receive cumulative dividends at the rate of 4% per annum of the Stated Value per each Series C Preferred Share (the "DIVIDEND"). Such Dividend shall be payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on December 31, 2002 (each of such dates being a "DIVIDEND PAYMENT DATE"). Such Dividend shall accrue on each Series C Preferred Stock from the date of issuance of such Series C Preferred Stock (with appropriate pro-ration for any partial dividend period) and shall accrue from day-to-day, whether or not earned or declared. Dividend payments made with respect to Series C Preferred Stock may be made, subject to the terms hereof, in cash when and as declared by the Board of Directors of the Company out of funds legally available therefor.

     (8) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series C Preferred Stock in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the affairs of the Company, an amount per Series C Preferred Share equal to the sum of (i) Stated Value and (ii) all accrued and unpaid dividends (such sum being referred to as the "LIQUIDATION VALUE"). The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the affairs of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the affairs of the Company.

     (9) PREFERRED RANK. All shares of common stock of the Company shall be of junior rank to all Series C Preferred Stock in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the affairs of the Company. All other shares of preferred stock issued or issuable shall not be of senior rank and may not have a status greater than pari passu to all Series C Preferred Stock outstanding in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the affairs of the Company. As long as the Series C Preferred Stock initially issued remain outstanding, then without the prior express written consent of the Holders of not less than a majority of the then outstanding Series C Preferred Stock, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank or that is pari passu with the Series C Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the Holders of not less than a majority of the then outstanding Series C Preferred Stock, the Company shall not hereafter authorize or make any amendment to the Company's Restated Certificate of Incorporation, as amended, or bylaws, or file any resolution of the Board of Directors of the Company with the Delaware Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the Holders relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company, with or into another Corporation, if the Series C Preferred Stock are not converted or redeemed in accordance with the terms hereof, such shares shall maintain their relative powers, designations and preferences provided for herein and no such merger shall result in their rights and preferences being inconsistent herewith.

     (10) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS WITH RESPECT TO OTHER CAPITAL STOCK. Until all of the outstanding Series C Preferred Stock have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem or declare or pay any cash dividend or distribution on its Common Stock or any other capital stock without the prior express written consent of the Holders of not less than a majority of the then outstanding Series C Preferred Stock.

     (11) VOTE TO CHANGE THE TERMS OF SERIES C PREFERRED STOCK. Any change to this Certificate of Designation or the Company's Restated Certificate of Incorporation, as amended, which would amend, alter, change or repeal any of the rights, preferences, qualifications, limitations, restrictions and special or relative rights of the Series C Preferred Stock shall require the affirmative vote at a meeting duly called for such purpose of the Holders of not less than a majority of the then outstanding Series C Preferred Stock.

     (12) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series C Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the Holder contemporaneously requests the Company to convert such Series C Preferred Stock into Common Stock.

     (13) ADJUSTMENTS. Anything herein stated to the contrary notwithstanding, in the event the Company shall at any time prior to the conversion of this Series C Preferred Stock:

              (a) declare to the holders of its common stock a dividend payable in common stock, then the Holder hereof, upon the conversion of this Series C Preferred Stock after the record date for the determination of holders of common stock entitled to receive such dividend, shall be entitled to receive, in addition to the number of Common Stock into which this Series C Preferred Stock is convertible, such additional Common Stock as such Holder would have received if he/she/it had theretofore converted and been the holder of record of such number of Common Stock on such record date; or

              (b) effect a stock split or recapitalization of such character that the common stock shall be changed into or become exchangeable for larger or smaller number of shares, then upon the effective date thereof the number of Common Stock which the Holder hereof shall be entitled to acquire hereunder on conversion shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of Common Stock by reason of such recapitalization and the number of recapitalized common stock shall in the case of an increase in the number of recapitalized common stock be proportionately increased upon conversion and in the case of a decrease in the number of recapitalized common stock be proportionately decreased upon conversion; or

              (c) consolidate or merge with or transfer all or substantially all of its assets as an entirety to any other corporation, then the holder hereof upon the conversion of this Series C Preferred Stock after the effective date of such consolidation or merger or transfer shall be entitled to receive the number of shares or other securities or property of the corporation resulting from such consolidation or merger or to which such transfer was made which such Holder would have received if he had theretofore converted the Series C Preferred Stock and been the holder of record of the Common Stock on the effective date of such consolidation or merger or transfer.

     (14) PREFERRED STOCK CAPITALIZATION. The authorized number of shares of Preferred Stock of said corporation is 2,000,000, of which 750,000 have been authorized for a Series A Convertible Preferred Stock designation with 62,500 currently issued, outstanding and unconverted; 500,000 have been authorized for a Series B Convertible Preferred Stock designation with 500,000 currently issued, outstanding and unconverted; and 750,000 have been authorized for this Series C Convertible Preferred Stock designation, none of which has been issued as of the date hereof.

     I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate are true and correct of our own knowledge.

     DATED:  January 8, 2002


                                              /s/ Timothy M. Kardok, President
                                              --------------------------------
                                              Timothy M. Kardok
                                              President
Attest:

/s/ Michael T. Adams, Secretary
-------------------------------
Michael T. Adams
Corporate Secretary

STATE OF FLORIDA        )
                        )  ss.
COUNTY OF BROWARD       )



     On this 8th day of January in the year 2002, before me, Jane D. Ferrell, Notary Public in and for said state, personally appeared Timothy M. Kardok, the President of Urecoats Industries Inc., a Delaware corporation, and Michael T. Adams, the Corporate Secretary of the same, both known to me to be the persons who executed the foregoing instrument on behalf of said corporation and each acknowledged to me that they executed the same for the purposes therein stated.


                                                          /s/ Jane D. Ferrell
                                                          -------------------
                                                          Notary Public


My commission expires:

   August 12, 2005
----------------------

                                   EXHIBIT 1
                                   ---------

                            URECOATS INDUSTRIES INC.
                     SERIES C CONVERTIBLE PREFERRED STOCK
                               CONVERSION NOTICE

Reference is made to the Certificate of Designation of Preferences (the "CERTIFICATE OF DESIGNATION") of the Series C Convertible Preferred Stock of Urecoats Industries Inc., a Delaware Corporation (the "COMPANY"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock (the "SERIES C PREFERRED STOCK") of the Company indicated below into restricted shares of Common Stock, par value $.01 per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the Series C Preferred Stock specified below as of the date specified below.

Date of Conversion:
                                                      ------------------------
Series C Preferred Stock to be converted:
                                                      ------------------------
Stock Certificate No(s). of Series C Preferred
Stock to be converted:                                ------------------------

Please confirm the following information:

     Number of restricted shares of Common Stock
     to be issued:                                    ------------------------

The Holder of the Series C Preferred Stock hereby represents that the conversion of such shares will not require any filing or expiration of any waiting period under the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended. Please issue and deliver the restricted Common Stock and, if applicable, any check drawn on an account of the Company into which the Series C Preferred Stock are being converted in the following name and to the following address:

     Issue to:
                         ----------------------------------------------
                         ----------------------------------------------
                         ----------------------------------------------
                         ----------------------------------------------
                         ----------------------------------------------
                         ----------------------------------------------

     Facsimile Number:
                         ------------------------

     Authorization:  (to be made by record Holder of Series C Preferred Stock)

                         By:
                                ------------------------
                         Title:
                                ------------------------
                         Dated:
                                --------------